ASTEC INDUSTRIES, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 1, 2007

TO THE SHAREHOLDERS:

The Annual Meeting of Shareholders of Astec Industries, Inc., a Tennessee corporation, will be held at the Company's offices at 4101 Jerome Avenue, Chattanooga, Tennessee, on May 1, 2007, at 10:00 a.m., Chattanooga time, for the following purposes:

    1. To elect four directors in Class III to serve until the annual meeting of shareholders in 2010, or in the case of each director, until his successor is duly elected and qualified.

    2. To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

Only shareholders of record at the close of business on February 23, 2007 are entitled to notice of, and to vote at, the Annual Meeting. The transfer books will not be closed. A complete list of shareholders entitled to vote at the Annual Meeting will be available for inspection by shareholders at the Company's offices from March 30, 2007 through the Annual Meeting.

By Order of the Board of Directors
/s/ Stephen C. Anderson Stephen C. Anderson Secretary

Dated: March 15, 2007

WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING IN PERSON, YOU MAY VOTE YOUR SHARES VIA A TOLL-FREE TELEPHONE NUMBER OR VIA THE INTERNET OR YOU MAY SIGN, DATE, AND RETURN THE ENCLOSED PROXY APPOINTMENT CARD PROMPTLY IN THE ENCLOSED BUSINESS REPLY ENVELOPE. IF YOU DO ATTEND THE MEETING, YOU MAY, IF YOU WISH, WITHDRAW YOUR PROXY APPOINTMENT AND VOTE IN PERSON.

ASTEC INDUSTRIES, INC.

1725 Shepherd Road
Chattanooga, Tennessee 37421
(423) 899-5898

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS
MAY 1, 2007

The enclosed proxy appointment is solicited by and on behalf of the Board of Directors of Astec Industries, Inc. for use at its Annual Meeting of Shareholders to be held on May 1, 2007, and at any adjournments thereof. The appointment of proxy is revocable at any time prior to its exercise at the Annual Meeting by (i) written notice to the Secretary of the Company, (ii) properly submitting to the Company a duly executed proxy appointment bearing a later date, or (iii) attending the Annual Meeting and voting in person.

This Proxy Statement is being mailed by the Company to its shareholders on or about March 23, 2007. The Company's Annual Report to Shareholders for the fiscal year ended December 31, 2006, including financial statements, is being sent to the shareholders with this Proxy Statement.

Only holders of record of the Company's Common Stock as of the close of business on February 23, 2007 (the "Record Date") will be entitled to notice of, and to vote at, the Annual Meeting. As of the Record Date, there were 21,710,979 shares of Common Stock outstanding and entitled to be voted at the Annual Meeting. A shareholder is entitled to one vote for each share of Common Stock held.

QUORUM AND VOTING REQUIREMENTS

 A majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting, either present or represented by proxy, constitutes a quorum. A quorum is necessary to conduct business at the Annual Meeting. You will be considered part of the quorum if you attend the Annual Meeting in person, vote via a toll-free telephone number, vote via the Internet or vote by proxy. Abstentions, broker non-votes and votes withheld from director nominees count as "shares present" at the Annual Meeting for purposes of determining a quorum.

The affirmative vote of the holders of a plurality of the shares of Common Stock represented and entitled to vote at the Annual Meeting at which a quorum is present is required for the election of each of the nominees. Withholding authority to vote with respect to any one or more nominees will not constitute a vote either for or against such nominee(s).

Abstentions and broker non-votes do not count as votes cast, and therefore will not affect the voting results as to any matter, including the election of directors. A broker non-vote occurs when a broker or other nominee who holds shares for another does not vote on a particular item because the nominee does not have discretionary authority to vote on that item and has not received instructions from the owner of the shares.

ELECTION OF DIRECTORS

The Board of Directors of the Company is divided into three classes, with the term of office of each class ending in successive years. The terms of directors of Class III expire with this Annual Meeting. The directors of Class I and Class II will continue in office until the 2008 and 2009 annual meetings of shareholders, respectively. At the present time, there are three directors in Class I, three directors in Class II, and four directors in Class III. The shareholders are being asked to vote for the election of four directors to serve in Class III.

If the enclosed proxy appointment card is properly executed and returned, the persons appointed as proxies will vote the shares represented by the proxy appointment in favor of the election to the Board of Directors of each of the four Class III nominees whose names appear below, unless the authority to vote for any or all of the nominees is withheld or such appointment has previously been revoked. It is anticipated that management shareholders of the Company will grant authority to vote for the election of all the nominees. Each Class III director will be elected to hold office until the 2010 annual meeting of shareholders and thereafter until his successor has been duly elected and qualified. In the event that any nominee is unable to serve (which is not anticipated), the persons appointed as proxies will cast votes for the remaining nominees and for such other persons as they may select.

The board of directors recommends THAT SHAREHOLDERS CHECK "For" TO VOTE FOR THE ELECTION OF ALL OF THE NOMINEES.

Certain Information Concerning Nominees and Directors

The following table sets forth the names of the nominees and of the Company's current directors, their ages, the year in which they were first elected directors, their positions with the Company, their principal occupations and employers for at least the last five years, any other directorships held by them in companies that are subject to the reporting requirements of the Securities Exchange Act of 1934 or any company registered as an investment company under the Investment Company Act of 1940, the number of shares of the Company's Common Stock beneficially owned by them on February 23, 2007, and the percentage of the 21,710,979 total shares of Common Stock outstanding on such date that such beneficial ownership represents. For information concerning membership on Committees of the Board of Directors, see "Corporate Governance: Board Committees" below.

NOMINEES FOR DIRECTOR

Class III
For the Three-Year Term Expiring at the 2010 Annual Meeting

Name, Age and Year First Elected Director	Positions with the Company, Principal Occupations During At Least Past Five Years, and Other Directorships	Shares of Common Stock Beneficially Owned and Percent of Common Stock Outstanding1
J. Don Brock (68) (1972)

Dr. Brock has been President of the Company since its incorporation in 1972 and assumed the additional position of Chairman of the Board in 1975. He earned his Ph.D. degree in mechanical engineering from the Georgia Institute of Technology. Dr. Brock also serves as a director and a member of the Audit Committee of The Dixie Group, Inc., a public company in the carpet manufacturing business.

2,923,632[2] 13.5%
W. Norman Smith (67) (1982)

Mr. Smith was appointed Group Vice President - Asphalt in December 1998 and also served as the President of Astec, Inc., a subsidiary of the Company, from November 1994 through October 2006. Previously, he served as the President of Heatec, Inc., a subsidiary of the Company, since 1977.

411,207[3] 1.9%
William B. Sansom (65) (1995)

Mr. Sansom has served as the Chairman and Chief Executive Officer of H.T. Hackney Co., a diversified wholesale grocery, gas and oil, and furniture manufacturing company, since 1983. Formerly, Mr. Sansom served as the Tennessee Commissioner of Transportation from 1979 to 1981, and as the Tennessee Commissioner of Finance and Administration from 1981 to 1983. Mr. Sansom was appointed to the Tennessee Valley Authority board and elected Chairman in March 2006. Mr. Sansom also serves as a director on the boards of First Horizon National Corporation and Mid-American Apartment Communities.

13,721[4] --
J. Neal Ferry (54) (nominated in 2007)

Mr. Ferry was appointed Chief Operating Officer of the Company in January 2007 in addition to his roles as Executive Vice President, which he has held since January 2005, and Group Vice President, Aggregate and Mining, which he has held since June 2006. Formerly Mr. Ferry was with Peter Kiewitt Sons, Inc. since 1971, where he served as Corporate Equipment Manager from May 1996 through December 2004.

25,000[5] --

MEMBERS OF THE BOARD OF DIRECTORS
CONTINUING IN OFFICE

Class II
Term Expiring at the 2009 Annual Meeting

Name, Age and Year First Elected Director	Positions with the Company, Principal Occupations During At Least Past Five Years, and Other Directorships	Shares of Common Stock Beneficially Owned and Percent of Common Stock Outstanding1
Daniel K. Frierson (65) (1994)

Mr. Frierson has been the Chief Executive Officer of The Dixie Group, Inc., a public company in the carpet manufacturing business, since 1979 and has served as Chairman of the Board of such company since 1987. Mr. Frierson also serves as a director on the board of Louisiana-Pacific Corporation.

9,012[6] --
Robert G. Stafford (68) (1988)

Mr. Stafford was appointed Corporate Vice President of Research and Development effective June 1, 2006. Previously he served as Group Vice President - Aggregate from December 1998 to May 2006 and served as President of Telsmith, Inc., a subsidiary of the Company from April 1991 to December 1998.

147,454[7] --
Glen E. Tellock (46) (2006)

Mr. Tellock has been the Senior Vice President of The Manitowoc Company since 1999 and President and General Manager of Manitowoc Crane Group since 2002. Prior to joining Manitowoc in 1991, Mr. Tellock served as Financial Planning Manager with the Denver Post Corporation and as Audit Manager with Ernst and Whinney.

716 --

Class I
Term Expiring at the 2008 Annual Meeting

Name, Age and Year First Elected Director	Positions with the Company, Principal Occupations During At Least Past Five Years, and Other Directorships	Shares of Common Stock Beneficially Owned and Percent of Common Stock Outstanding1
William D. Gehl (60) (1999)

Mr. Gehl has served as a member of the Board and Chief Executive Officer of Gehl Company, a public company engaged in the manufacturing of agricultural and compact construction equipment, since 1987 and 1992, respectively. Mr. Gehl assumed the additional position of Chairman of the Board of Gehl Company in 1996.

7,763[8] --
Ronald F. Green (59) (2002)

Mr. Green serves as Chairman of Advatech, LLC, a leading supplier of pollution control systems for power plants. Prior to joining Advatech, Mr. Green served as Senior Vice President of USEC, Inc., a leading producer of commercial nuclear reactor fuel. Prior to Joining USEC, from 2002 to 2003, Mr. Green was the President of Green and Associates, LLC and President of Power Measurement Technology, Inc. From 2001 to 2002, Mr. Green served as President of FPL Energy, a wholesale electricity generator. Prior to joining FPL Energy in November 2001, Mr. Green was President of Duke Engineering and Services, Inc. and Chief Operating Officer of Duke Solutions, Inc.

8,037[9] --
Phillip E. Casey (64) (2005)

Mr. Casey was elected to the position of Chairman of the Board of Gerdau Ameristeel in 2005 and previously served as President, Chief Executive Officer and Director of this publicly traded steel manufacturer from 1994 to 2005. From 1994 until 2005, Mr. Casey also served in various industry leadership roles as a Director, Member of the Executive Committee and Chairman of the Steel Manufacturers Association (SMA), a leading industry trade organization.

1,518[10] --

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1 The amounts of the Company's Common Stock beneficially owned are reported on the basis of regulations of the Securities and Exchange Commission governing the determination of beneficial ownership of securities. The beneficial owner has both voting and dispositive power over the shares of Common Stock, unless otherwise indicated. As indicated, certain of the shares included are beneficially owned by the holders by virtue of their ownership of options to purchase Common Stock that are exercisable within 60 days of February 23, 2007 under the 1998 Long-Term Incentive Plan or the Non-Employee Directors Stock Incentive Plan and such shares issuable upon currently exercisable options have been taken into account in determining the percent of Common Stock owned. Unless indicated in the table, the number of shares included in the table as beneficially owned by a director or nominee does not exceed one percent of the Common Stock of the Company outstanding on February 23, 2007.

2 Includes 251,202 shares held by the estate of Edna F. Brock, Dr. Brock's mother, over which shares he has control in his capacity as executor of her estate. Also includes outstanding options to purchase 118,686 shares of Common Stock that are currently exercisable or will become exercisable within 60 days after February 23, 2007.

3 Includes outstanding options to purchase 251,593 shares of Common Stock that are currently exercisable or will become exercisable within 60 days after February 23, 2007. Also includes 99,614 shares held in the W. Norman Smith Revocable Living Trust and 60,000 shares held in the Merle L. Smith Revocable Living Trust.

4 Includes outstanding options to purchase 13,721 shares of Common Stock that are currently exercisable or will become exercisable within 60 days after February 23, 2007.

5 Includes outstanding options to purchase 25,000 shares of Common Stock that are currently exercisable or will become exercisable within 60 days after February 23, 2007.

6 Includes outstanding options to purchase 3,266 shares of Common Stock that are currently exercisable or will become exercisable within 60 days after February 23, 2007. Also includes beneficial ownership of 2,409 deferred rights to shares of Common Stock received as director compensation during 2001, 2005 and 2006.

7 Includes outstanding options to purchase 142,710 shares of Common Stock to the extent such options are either currently exercisable or will become exercisable within 60 days after February 23, 2007. Also includes 3,348 shares held in the Company's 401(k) Plan.

8 Includes beneficial ownership of 7,430 deferred rights to shares of Common Stock received as director compensation during 2000, 2001, 2002, 2003, 2004, 2005 and 2006.

9 Includes outstanding options to purchase 2,063 shares of Common Stock that are currently exercisable or will become exercisable within 60 days after February 23, 2007.

10 Includes beneficial ownership of 920 deferred rights to shares of Common Stock received as director compensation during 2006.

CORPORATE GOVERNANCE

Independent Directors

The Company's Common Stock is traded in the Nasdaq National Market under the symbol "ASTE." The Nasdaq requires that a majority of the directors be "independent directors," as defined in the Rule 4200(a)(15) of the National Association of Securities Dealers Marketplace Rules (the "Nasdaq Rules"). Generally, a director does not qualify as an independent director if the director (or in some cases, members of the director's immediate family) has, or in the past three years has had, certain material relationships or affiliations with the Company, its external or internal auditors, or other companies that do business with the Company. The Board has affirmatively determined by resolution that directors (or nominees) Casey, Frierson, Gehl, Green, Sansom and Tellock, which represents a majority of the directors, have no other direct or indirect relationships with the Company and therefore are independent directors on the basis of the Nasdaq Rules and an analysis of all facts specific to each director. The Board has affirmatively determined by resolution that during fiscal 2007, the Company must have two or more regularly scheduled executive session meetings attended solely by these independent directors.

The independent members of the Board of Directors have selected Mr. Sansom as the Lead Independent Director. Among other duties, as Lead Independent Director, Mr. Sansom will preside over, coordinate and develop the agenda for executive sessions of the independent directors, and consult with the Chairman of the Board over Board and committee meeting agendas, Board meeting schedules and the flow of information to the Board.

Board Meetings and Attendance

The Company's expectation is that all directors attend all meetings of the Board of Directors and committees on which they serve and the annual meeting of shareholders. The Board has affirmatively determined by resolution that it encourages all members of the Board to attend each annual meeting of shareholders, particularly those directors who are nominees for election at any such meeting. During 2006, the Board of Directors held five meetings, and the Board's committees held the meetings described below. Each incumbent director attended at least 75% of the aggregate of: (1) the total number of meetings of the Board of Directors held during the period for which he has been a director; and (2) the total number of meetings held by all committees of the Board on which he served during the periods that he served. All of the Company's directors were in attendance at the Company's 2006 annual meeting of shareholders.

Board Committees

During 2006, the Company's Board of Directors had an Executive Committee, an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Certain information regarding the Board's committees is set forth below.

Executive Committee. The Executive Committee is authorized to act on behalf of the Board of Directors on matters that may arise between regular meetings of the Board upon which the Board of Directors would be authorized to act. During 2006, the members of the Executive Committee were Dr. Brock (Chairman) and Messrs. Smith, Frierson and Guth. The Executive Committee did not meet during 2006, but took necessary actions during the year through consents by the Executive Committee. The current members of the Executive Committee are Dr. Brock (Chairman) and Messrs. Smith, Frierson and Guth. Mr. Guth is not seeking reelection to the Board of Directors effective as of the date of the Annual Meeting and Mr. Ferry, if elected, will replace him on the Executive Committee.

Audit Committee. The Audit Committee annually reviews and recommends to the Board the firm to be engaged as outside auditors for the next fiscal year, reviews with the outside auditors the plan and results of the auditing engagement, reviews the scope and results of the Company's procedures for internal auditing and inquires as to the adequacy of the Company's internal accounting controls. In 2006, the members of the Audit Committee were Messrs. Sansom (Chairman), Gehl, Tellock, and Casey. During 2006, the Audit Committee held nine meetings. The current members of the Audit Committee are Messrs. Sansom (Chairman), Gehl, Tellock, and Casey. The Chairman of the Audit Committee, Mr. Sansom, has been designated by the Board as the Audit Committee financial expert. The Board has appointed Mr. Tellock, effective May 1, 2007, as the new Audit Committee Chairman and financial expert. All members of the Audit Committee are independent (as independence is defined in the Nasdaq Rules). The Board of Directors has adopted a written charter for the Audit Committee. A copy of the current Charter of the Audit Committee as amended and restated on March 11, 2004 is attached hereto as Appendix A.

Compensation Committee. The Compensation Committee is authorized to determine and approve the compensation of our executive officers, including our named executive officers, to consider and recommend to the full Board the executive compensation policies of the Company and to administer the Company's stock incentive plans. In 2006, the members of the Compensation Committee were Messrs. Gehl (Chairman), Green and Casey, and during 2006, the Compensation Committee held four meetings. The current members of the Compensation Committee are Messrs. Gehl (Chairman), Green and Casey. All members of the Compensation Committee are independent (as independence is defined in the Nasdaq Rules). The Compensation Committee does not have a charter.

The Compensation Committee's primary processes for establishing and overseeing executive compensation can be found in the Compensation Discussion and Analysis section beginning on page 13 of this proxy statement. Mr. Brock, our chief executive officer, generally attends Compensation Committee meetings but is not present for the executive sessions or for any discussion of his own compensation. Mr. Brock gives the Compensation Committee a performance assessment and compensation recommendation for each of the other named executive officers. Those recommendations are then considered by the Compensation Committee. Directors' compensation is established by the Board of Directors.

Compensation Committee Interlocks and Insider Participation. During the 2006 fiscal year, none of the members of the Compensation Committee had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K, and none of our executive officers served on the compensation committee (or equivalent), or the board of directors, of another entity whose executive officer(s) served on our Board of Directors or our Compensation Committee.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee interviews, evaluates, nominates and recommends individuals for membership on the Company's Board and committees thereof, and is responsible for establishing corporate governance policies and principles to be applicable to the Company and periodically re-evaluating such policies and guidelines for the purpose of suggesting amendments to them if appropriate. During 2006, the members of the Nominating and Corporate Governance Committee were Messrs. Frierson (Chairman), Sansom, Tellock and Green. During 2006, the Nominating and Corporate Governance Committee held one meeting. The current members of the Nominating and Corporate Governance Committee are Messrs. Frierson (Chairman), Sansom, Tellock and Green. All members of the Nominating and Corporate Governance Committee are independent (as independence is defined in the Nasdaq Rules).

The Nominating and Corporate Governance Committee was formerly known as the Nominating Committee. In March 2004, the Board of Directors expanded the Committee's duties to include certain functions related to the corporate governance of the Company and, as a result, the Nominating Committee was renamed the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee acts under a written charter adopted by the Board of Directors. A copy of the Nominating and Corporate Governance Committee's charter is available on the Company's website at www.astecindustries.com.

Director Nominating Process

The Nominating and Corporate Governance Committee will consider written recommendations from shareholders for Company nominees to the Board. A shareholder who wishes to recommend a person to the Committee for nomination by the Company must submit a written notice by mail to the Nominating and Corporate Governance Committee c/o the Corporate Secretary, Astec Industries, Inc. at 1725 Shepherd Road, Chattanooga, Tennessee 37421. Such a written recommendation must be received no later than 90 days in advance of the annual meeting of shareholders and should include (i) the candidate's name, business address and other contact information, (ii) a complete description of the candidate's qualifications, experience and background, as would be required to be disclosed in the proxy statement pursuant to Regulation 14A of the Securities Exchange Act of 1934, as amended, (iii) a signed statement by the candidate in which he or she consents to being named in the proxy statement as a nominee and to serve as a director if elected, (iv) a signed statement authorizing the Company to perform a background search on the candidate and (v) the name and address of the shareholder(s) of record making such a recommendation.

The Nominating and Corporate Governance Committee recommends nominees for election to the Board based on a number of qualifications, including but not limited to, independence, character and integrity, financial literacy, level of education and business experience, sufficient time to devote to the Board, and a commitment to represent the long-term interests of the Company's shareholders. There are no differences in the manner in which the Nominating and Corporate Governance Committee evaluates a candidate that is recommended for nomination for membership on the Company's Board by a shareholder. The Nominating and Corporate Governance Committee has not received any recommended nominations from any of the Company's shareholders in connection with the Annual Meeting.

The Nominating and Corporate Governance Committee identifies potential Company nominees for director through a variety of business contacts, including current executive officers, directors, community leaders and shareholders as a source for potential Board candidates. The Committee may, to the extent it deems appropriate, retain a professional search firm and other advisors to identify potential nominees for director.

The Nominating and Corporate Governance Committee evaluates candidates to the Board by reviewing their biographical information and qualifications. If the Nominating and Corporate Governance Committee determines that a candidate is qualified to serve on the Board, such candidate is interviewed by at least one member of the Nominating and Corporate Governance Committee and the Chief Executive Officer. Members of the Board also have an opportunity to interview qualified candidates. As described above, the Committee will also consider candidates recommended by shareholders. The Nominating and Corporate Governance Committee then determines, based on the background information and the information obtained in the interviews, whether to recommend to the Board that the Company nominate a candidate for approval by the shareholders to fill a directorship. With respect to an incumbent director whom the Nominating and Corporate Governance Committee is considering as a potential nominee for re-election, the Committee reviews and considers the incumbent director's service to the Company during his or her term, including the number of meetings attended, level of participation, and overall contribution to the Company in addition to such person's biographical information and qualifications.

In evaluating candidates to the Board, the Nominating and Corporate Governance Committee also takes into account the skill sets that are needed to balance and complement the skill sets of other candidates and members of the Board, and the skills and expertise of a candidate that facilitate the Company's compliance with the rules of the Securities and Exchange Commission and the National Association of Securities Dealers.

The Board is nominating four individuals for election as Directors. Of the four nominees, three are current Directors. Mr. Ferry is standing for election by the shareholders for the first time. Dr. Brock recommended Mr. Ferry as a nominee for director to the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee recommended each of the four nominees to the Board.

Shareholder Communications

The Board of Directors has unanimously adopted a process to facilitate written communications by shareholders to the Board. Shareholders wishing to write to the Board of Directors of the Company or a specified director or committee of the Board should send correspondence to the Secretary of the Company, Astec Industries, Inc. at 1725 Shepherd Road, Chattanooga, Tennessee 37421. All written communications received in such manner from shareholders of the Company shall be forwarded to the members of the Board of Directors to whom the communication is directed or, if the communication is not directed to any particular member(s) or committee of the Board of Directors, the communication shall be forwarded to all members of the Board of Directors.

COMMON STOCK OWNERSHIP OF MANAGEMENT

The following table sets forth the beneficial ownership of the Company's Common Stock, as of February 23, 2007, by (i) the Named Executive Officers (who are not current directors or nominees for director of the Company), (ii) Albert E. Guth who was one of the three most highly compensated executive officers of the Company prior to his retirement on December 31, 2006 and who is a current director of the Company but is not seeking reelection to the Board of Directors effective as of the date of the Annual Meeting and (iii) the Company's directors and executive officers as a group.

Name	Shares Beneficially Owned1	Percent of Class
F. McKamy Hall	47,6082	--
Albert E. Guth	61,9343	--
All executive officers and directors as a group	3,965,9634	18.3%

___________________

1 The amounts of the Company's Common Stock beneficially owned are reported on the basis of regulations of the Securities and Exchange Commission governing the determination of beneficial ownership of securities. The beneficial owner has both voting and dispositive power over the shares of Common Stock, unless otherwise indicated. As indicated, certain of the shares included are beneficially owned by the holders by virtue of their ownership of options to purchase Common Stock that are exercisable within 60 days of February 23, 2007 under the Executive Officer Annual Bonus Equity Election Plan, the 1998 Long-Term Incentive Plan or the Non-Employee Directors Stock Incentive Plan and such shares issuable upon currently exercisable options have been taken into account in determining the percent of Common Stock owned. Unless indicated in the table, the number of shares included in the table as beneficially owned by a director or nominee does not exceed one percent of the Common Stock of the Company outstanding on February 23, 2007.

2 Mr. Hall is the principal financial officer of the Company. The shares beneficially owned by Mr. Hall include outstanding options to purchase 43,804 shares of Common Stock to the extent such options are either currently exercisable or will become exercisable within 60 days after February 23, 2007. The shares shown also include 3,404 shares held in the Company's 401(k) Plan and 400 shares held in Mr. Hall's IRA.

3 Includes outstanding options to purchase 37,389 shares of Common Stock to the extent such options are either currently exercisable or will become exercisable within 60 days after February 23, 2007. Also includes 4,545 shares held in the Company's 401(k) Plan.

4 Includes 935,706 shares that the directors and executive officers have the right to acquire pursuant to currently exercisable options or options exercisable within 60 days after February 23, 2007 under the Company's stock option plans. Such shares issuable upon exercise of such options are assumed to be outstanding for purposes of determining the percent of shares owned by the group. Also includes 16,359 shares of Common Stock held in the Company's 401(k) Plan, 10,759 deferred rights to shares of Common Stock and 411,216 shares held indirectly.

COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth the beneficial ownership of the Company's Common Stock, as of February 23, 2007, with respect to the only persons who are known by the Company to be the beneficial owners of more than 5% of the outstanding shares of the Company's Common Stock.

Name and Address of Beneficial Owner	Shares Beneficially Owned1	Percent of Class
J. Don Brock Astec Industries, Inc. 4101 Jerome Avenue Chattanooga, Tennessee 37407	2,923,6322	13.5%
Lynne W. Brock 6454 Howard Adair Road Chattanooga, Tennessee 37416	1,625,1743	7.5%
Jeffrey L. Gendell 55 Railroad Avenue 3rd Floor Greenwich, Connecticut 06830	2,571,6434	11.8%
AXA Mutuelle Group 26, rue Drouot 75009 Paris, France and AXA Financial, Inc. 1290 Avenue of the Americas New York, New York 10104	1,217,0795	5.6%

___________________

1 The amounts of the Company's Common Stock beneficially owned are reported on the basis of regulations of the Securities and Exchange Commission governing the determination of beneficial ownership of securities. The beneficial owner has both voting and dispositive power over the shares of Common Stock, unless otherwise indicated.

2 Includes 251,202 shares held by the estate of Edna F. Brock, Dr. Brock's mother, over which shares he has control in his capacity as executor of her estate. Also includes outstanding options to purchase 118,686 shares of Common Stock that are currently exercisable or will become exercisable within 60 days after February 23, 2007.

3 The information shown is derived from account statements of Lynne W. Brock, which were provided on February 23, 2007 by her investment broker at Stifel, Nicolaus & Company, Inc.

4 The information shown is derived from a Schedule 13G filed on January 29, 2007 by Jeffrey L. Gendell, Tontine Partners, L.P., Tontine Management, L.L.C., Tontine Overseas Associates, L.L.C., Tontine Capital Partners, L.P. and Tontine Capital Management, L.L.C. (collectively, the "Gendell Reporting Persons"). According to the Schedule 13G, it was filed by the Gendell Reporting Persons with respect to (i) 424,337 shares directly owned by Tontine Partners, L.P. with shared power to direct the vote and disposition of such shares with Tontine Management, L.L.C., (ii) 409,924 shares directly owned by Tontine Overseas Fund, Ltd. and Tontine Capital Overseas Master Fund, L.P. with shared power to direct the vote and disposition of such shares with Tontine Overseas Associates, L.L.C. and (iii) 1,737,382 shares directly owned by Tontine Capital Partners, L.P. with shared power to direct the vote and disposition of such shares with Tontine Capital Management, L.L.C. In addition and according to the Schedule 13G, Jeffrey L. Gendell shares the power to direct the vote and dispose of the above-listed 2,571,643 shares held by the Tontine-affiliated entities in his capacity as the (i) Managing Member of Tontine Management, L.L.C., which is the General Partner of Tontine Partners, L.P., (ii) Managing Member of Tontine Capital Management, L.L.C., which is the General Partner of Tontine Capital Partners, L.P., and (iii) the Managing Member of Tontine Overseas Associates, L.L.C., which is the Investment Manager of Tontine Overseas Fund, Ltd. and Tontine Capital Overseas Master Fund, L.P.

5 The information shown is derived from a Schedule 13G filed on February 13, 2007 by AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, AXA Courtage Assurance Mutuelle (collectively, the "AXA Mutuelle Group"), AXA, a subsidiary of the AXA Mutuelle Group ("AXA") , and AXA Financial, Inc. (individually, "AXA Financial" and collectively with the AXA Mutuelle Group and AXA, the "AXA Reporting Persons"). According to the Schedule 13G, it was filed by the AXA Reporting Persons with respect to (i) 222,229 shares directly owned by AXA Rosenberg Investment Management LLC ("AXA Rosenberg") with shared power to direct the vote and disposition of such shares with AXA, the parent of AXA Rosenberg, (ii) 764,410 shares directly owned by AllianceBernstein L.P. ("AllianceBernstein") with shared power to direct the vote and disposition of such shares with AXA Financial, the parent of AllianceBernstein and (iii) 230,440 shares directly owned by AXA Equitable Life Insurance Company ("AXA Equitable") with shared power to direct the vote and disposition of such shares with AXA Financial, the parent of AXA Equitable. In addition and according to the Schedule 13G, as the ultimate parent of the AXA Reporting Persons the Mutuelle Group shares the power to direct the vote and dispose of the above-listed 1,217,079 shares held by the AXA Mutuelle Group-affiliated entities.

Compensation Discussion and Analysis

Overview

In the paragraphs that follow, we will give an overview and analysis of our compensation programs and policies, the material compensation decisions we have made under those programs and policies, and the material factors that we considered in making those decisions. This section includes, among other things, an explanation of the overall objectives of our compensation program, what it is designed to reward, and each element of the compensation that we pay. Later in this proxy statement under the heading "Executive Compensation" you will find a series of tables containing specific information about the compensation earned or paid in 2006 to the following individuals, who we refer to as our named executive officers:

  our president and principal executive officer, J. Don Brock,

  our vice president and principal financial officer, F. McKamy Hall,

  our chief operating officer as of January 1, 2007, and the group vice president of our Aggregate and Mining group, J. Neal Ferry,

  our former group vice president of Administration, Albert E. Guth, and the group vice president of our Asphalt group, W. Norman Smith.

The discussion below is intended to help you understand the detailed information provided in those tables and put that information into context within our overall compensation program.

Objectives of our Compensation Program

Our objectives regarding the Company's executive compensation program are to:

  approve compensation policies and guidelines that will attract and retain qualified personnel that are critical to the Company's long-term success and the creation of shareholder value;

  create a strong link between executive officer compensation and the Company's annual and long-term financial performance; and

  encourage the achievement of Company performance by utilizing a performance-based incentive structure.

In order to be effective, we believe our executive compensation program should meet the needs of the Company, our employees and our shareholders. We seek to provide direct compensation that is competitive, but believe that a portion of total compensation should be performance-based and in the form of equity awards.

How we Determine and Assess Executive Compensation

Our Compensation Committee of the Board of Directors, composed entirely of independent directors, determines and approves the compensation of our executive officers, including our named executive officers. Our Compensation Committee is also responsible for making recommendations to the Board with respect to the Company's executive compensation policies and the adoption of stock and benefit plans. Mr. Brock, our President, makes recommendations to the Compensation Committee regarding the compensation for our named executive officers other than himself.

Our Compensation Committee's policy is to set senior executive pay at sufficiently competitive levels to attract, retain, and motivate highly talented individuals to contribute to our goals, objectives, and overall financial success. In our view, the Company's executive compensation program provides an overall level of compensation opportunity that is competitive within the construction equipment manufacturing industry, as well as with a broader group of companies of comparable size and complexity. Actual compensation levels may be greater or less than average competitive levels in similar companies based upon annual and long-term Company performance, as well as individual performance.

In 2005, the Company hired Towers Perrin as compensation consultant and instructed them to conduct a market analysis and to assist the Company in developing a long-term incentive plan. We then considered the compensation levels, programs and practices of certain other companies to assist us in setting our executive compensation so that it would be market competitive. The peer group reviewed consisted of either companies who are road-building and related equipment manufacturing companies or companies that have substantial large equipment manufacturing businesses. We believe that we compete to varying degrees for business and talent with the companies in this peer group.

Actuant	Gehl Co.
Alamo Group, Inc.	Graco
Bucyrus International, Inc.	IDEX
Cascade Corp.	Milacron
Columbus McKinnon	Nordson
Dresser-Rand Group Inc.	Thermadyne Holdings
Gardner Denver	Xerium Technologies

While we reviewed peer group data for informational purposes, no formal targeted levels of pay competitiveness relative to the external market were established. Instead, the Committee seeks to ensure that the executive compensation program reinforces our business objectives and that pay is aligned with short-term and long-term performance results. We did not conduct a specific peer group review during 2006.

While market competitiveness is important, it is not the only factor we consider when establishing compensation opportunities of our named executive officers. Actual pay decisions are made following a review and discussion of the financial and operational performance of our businesses, individual performance, retention concerns and internal pay equity.

Elements of Our Compensation Program

The Company's executive officer compensation program is comprised of base salary, annual cash incentive compensation, long-term incentive compensation in the form of equity grants, contributions to the Company's Supplemental Executive Retirement Plan, and various other benefits, including medical and 401(k) plans generally available to all employees of the Company.

Base Salary

Base salaries for executive officers are established by considering a number of factors, including the Company's and the executive officer's individual performance for the previous year, his or her future potential, scope of responsibilities and experience and competitive salary practices. Base salaries are reviewed annually. Base salary is a fixed component of our executive's total direct compensation, as opposed to at-risk compensation based on performance.

Based upon our consideration of the competitive market generally, as well as individual experience and contribution to the financial and operational performance of the Company, base salaries for our executive officers were increased in 2006 by 2.3% to 5.3% for our named executive officers. Base salaries paid to our named executive officers in 2006 are included in the Summary Compensation Table in this proxy statement.

   Bonus

We provide for bonuses in order to reward an executive officer's performance as well as the overall performance of the Company. Bonuses for executive officers at the Astec Industries, Inc. level are discretionary. Bonuses for executive officers at our operating subsidiaries are based on a formula which takes into account the following three factors: (i) return on capital employed, (ii) cash flow on capital employed and (iii) safety. If an executive officer at one of our operating subsidiaries satisfies an established target using the above three factors, then such executive officer is rewarded with a bonus of up to 50% of base salary. Bonuses may also be awarded for strategic transactions (such as acquisitions or partnerships), financing transactions or other significant contributions that benefit the Company. Mr. Brock and Mr. Hall received discretionary bonuses of 30% and 21% of their base salaries, respectively. In addition, Messrs. Ferry and Guth received discretionary bonuses of approximately 29% and 20%, respectively. Mr. Smith received a bonus of approximately 48% based on the above-described formula for executive officers of an operating subsidiary.

Long-Term Incentive Compensation

The Company provides long-term incentives to its executive officers through its 2006 Incentive Plan, which permits the grant of various equity based awards, including stock options, stock appreciation rights, restricted stock and performance awards that are payable in stock. The program is designed to relate executive officer and shareholder long-term interests by creating a strong and direct link between executive officer pay and shareholder return and to enable executive officers to develop and maintain a long-term stock position in the Company's common stock. Awards are granted at our discretion based on Company performance, individual performance and the employee's position with the Company.

In August 2006, our Compensation Committee reserved an aggregate 700,000 shares of our common stock for providing incentives to management, including our named executive officers, over a five-year period beginning in fiscal year 2006. Each year that the Company and/or its subsidiaries meet established performance expectations, key management will be awarded restricted stock units allocated between the Company and/or such subsidiary. In addition, management will receive an additional cumulative award if the cumulative performance over the five-year period exceeds the cumulative goals. Mr. Guth will not participate in the restricted stock unit program due to his resignation as an executive officer of the Company at the end of fiscal year 2006.

For Messrs. Brock, Hall, Ferry and Smith, their performance targets for 2006 were, and for the next four years are, based entirely on the performance of the Company as a whole, with performance targets based on net income and return on capital employed, both of which have to be met in order to earn the restricted stock unit. Although it will require continuously improving performance in order to regularly meet the performance targets, the Compensation Committee believes that it is reasonably likely that at least a majority of the performance targets will be met.

Effective March 8, 2007, the Compensation Committee approved the grant of the restricted stock units earned for 2006 and allocated such restricted stock units to our management, including our named executive officers. The number of earned restricted stock units allocated to each named executive officer is as follows: Mr. Brock, 8,400 restricted stock units; Mr. Hall, 1,000 restricted stock units; Mr. Ferry, 5,200 restricted stock units; and Mr. Smith, 3,100 restricted stock units. The restricted stock units vest on March 8, 2012, five years from the date they are granted.

Because the performance criteria and the aggregate award pools were determined in 2006, we were required to record compensation expense for 2006 in accordance with FAS 123R. These aggregate amounts were allocated and the restricted stock unit awards granted to our named executive officers in March 2007. Compensation expense attributable to the restricted stock units allocated to our named executive officers is reflected in the Summary Compensation Table for 2006. However, the corresponding award grant will be reflected in the Grant of Plan Based Awards table for fiscal year 2007 which will be included in our proxy statement next year.

Perquisites and other Executive Benefits

Consistent with our pay for performance philosophy, executive officers do not receive a large number of perquisites or supplemental benefits beyond those provided to all employees. Benefits are intended to be competitive with the overall market in order to facilitate attraction and retention of high quality employees.

Executive officers are eligible for certain additional benefits that are not available to all employees but that are available to many management level employees, including premiums for term life insurance. In addition, our named executive officers are eligible for benefits under our Supplemental Executive Retirement Plan (SERP). The SERP provides additional benefits to individuals whose retirement benefits are affected by the limit on the maximum amount of compensation which may be taken into account under the qualified pension and 401(k) plans and provides additional benefits on annual bonus payments not recognized under the qualified plans. Additional details regarding benefits applicable to our named executive officers are disclosed in the Summary Compensation Table and described in the accompanying narrative.

Other Factors Affecting Compensation

Tax Deductibility Under Section 162(m)

In establishing pay levels for our named executive officers, the Committee considers the impact of Section 162(m) of the Internal Revenue Code on the amount of compensation deductible by the Company. Under current tax law, Section 162(m) imposes a $1 million limit (per "covered employee") that a publicly traded company can deduct for compensation paid to the CEO and four other most highly compensated executive officers employed as of the end of any fiscal year. This limitation does not apply to pay that qualifies as "performance-based compensation" (as defined under Section 162(m)). In order to qualify as "performance-based", compensation must, among other things, be based solely on the attainment of pre-established objective goals under a shareholder approved plan, with no positive discretion permitted when determining award payouts.

The Committee generally seeks to structure annual incentive and long-term incentive arrangements for named executive officers to qualify for full tax deductibility under Section 162(m). All options and stock appreciation rights granted under the 2006 Incentive Plan will be exempt from the deduction limit of 162(m). The Compensation Committee may designate any other award granted under the 2006 Incentive Plan as performance based in order to make the award fully deductible. However, the Committee reserves the right to make awards outside of these plans or to provide compensation that does not qualify for full tax deductibility under Section 162(m) when deemed appropriate.

Accounting Considerations

The Company considers the accounting implications of all aspects of its executive compensation program. With the adoption of FAS 123R, we do not expect accounting treatment of differing forms of equity awards to vary significantly and, therefore, accounting treatment is not expected to have a material effect on our selection of forms of equity compensation. In addition, accounting treatment is just one of many factors impacting plan design and pay determinations. Our executive compensation program is designed to achieve the most favorable accounting and tax treatment possible as long as doing so does not conflict with intended plan design or program objectives.

Additional Executive Compensation Policies

Stock Ownership Guidelines

The Company encourages executive stock ownership but does not currently have formal guidelines in place. The Committee will periodically monitor executive officer stock ownership levels to determine whether ownership requirements are warranted.

EXECUTIVE COMPENSATION

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e) (1)	(f) (2)	(g)	(h)	(i) (3)	(j)
J. Don Brock Chairman of the Board and President (PEO)	2006	500,000	150,000	193,867	53,570	--	--	131,074	1,028,511
F. McKamy Hall VP, Chief Financial Officer and Treasurer (PFO)	2006	213,000	45,000	9,858	17,857	--	--	32,252	317,967
J. Neal Ferry Chief Operating Officer, Group VP, Aggregate and Mining(4)	2006	340,000	100,000	11,898	1,200	--	--	95,015	548,113
Albert E. Guth Group VP, Administration(5)	2006	220,000	45,000	--	26,785	--	--	180,182	471,967
W. Norman Smith, Group VP, Asphalt	2006	235,000	112,500	71,546	35,713	--	--	41,492	496,251

(1) In August 2006, we authorized and reserved an aggregate number of unallocated shares of common stock to be awarded to approximately 100 employees, including our named executive officers, as stock performance awards under our 2006 Incentive Plan. Stock performance awards were not formally allocated to individual participants, nor were actual awards granted, until March 8, 2007. Also in March 2007, the aggregate compensation expense recognized by the Company in 2006 was allocated to the individual participants. The Summary Compensation Table reflects the 2006 compensation expense allocated to our named executive officers for these awards granted in 2007. For more information regarding the grant of the performance share awards to our named executive officers in 2007, please see our Compensation Discussion and Analysis set forth in this proxy statement. Compensation expense was determined in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004) Share Based Payment (which we refer to as FAS 123R), disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. The assumptions used in determining the compensation expense are set forth in the notes to the Company's consolidated financial statements for 2006, which are included in our Annual Report on Form 10-K for 2006, filed with the Securities Exchange Commission.

(2) Represents the proportionate amount of the total fair value of option awards recognized by the Company in 2006 for financial accounting purposes, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. The amounts included in the table for each award include the amount recorded as expense in our income statement for 2006. The fair values of these awards and the amounts expensed in 2006 relate to awards granted prior to 2006 and were determined in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123R Accounting for Stock-Based Compensation (which we refer to as FAS 123R). The assumptions used in determining the grant date fair values of these option awards are set forth in the notes to the Company's consolidated financial statements for 2006, which are included in our Annual Report on Form 10-K for and 2006, filed with the Securities Exchange Commission. No stock options were granted to named executives in 2006.

(3) Amounts included in this column are reflected in the following table.

	Brock	Hall	Ferry	Guth	Smith
Employer contribution to 401(k) plan	$ 6,600	$ 6,600	$ --	$ 6,600	$ 6,600
Employer contribution to SERP	63,190	23,568	43,325	24,695	32,277
Premiums for term life insurance	23,570	--	11,980	--	--
Personal use of aircraft	6,920	--	--	--	--
Living expense reimbursement	--	--	12,250	--	--
Tax gross up on perks	18,294	--	14,538	--	--
Personal use of company auto	715	2,084	919	810	2,615
Retirement bonus	--	--	--	148,077	--
Compensation for unused vacation	11,785	--	12,003	--	--

(4) Mr. Ferry was appointed to the additional role of Chief Operating Officer effective as of January 1, 2007. Mr. Ferry served as our Executive Vice President and Group Vice President, Aggregate and Mining during 2006.

(5) Mr. Guth retired from active duty in the company effective December 31, 2006. He will continue as a director of the Company until May 2007.

Outstanding Equity Awards at 2006 Fiscal Year End

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (1) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Mr. Brock	46,929	--	--	29.594	3/8/2009	--	--	--	--
	46,435	--	--	25.500	3/5/2010	--	--	--	--
	25,322	--	--	19.430	3/6/2015	--	--	--	--
Mr. Hall	38,000	--	--	29.594	3/8/2009	--	--	--	--
	5,804	--	--	25.500	3/5/2010	--	--	--	--
Mr. Ferry	25,000	--	--	17.220	1/2/2015	--	--	--	--
Mr. Guth	6,000	--	--	29.594	3/8/2009	--	--	--	--
	5,500	--	--	25.500	3/5/2010	--	--	--	--
	10,000	--	--	12.969	1/1/2011	--	--	--	--
	889	--	--	14.500	1/1/2012	--	--	--	--
	15,000	--	--	19.430	3/6/2015	--	--	--	--
Mr. Smith	60,000	--	--	17.375	6/25/2008	--	--	--	--
	50,000	--	--	29.594	3/8/2009	--	--	--	--
	50,000	--	--	25.500	3/5/2010	--	--	--	--
	43,600	--	--	12.969	1/1/2011	--	--	--	--
	27,993	--	--	14.500	1/1/2012	--	--	--	--
	20,000	--	--	19.430	3/6/2015	--	--	--	--

(1)  All stock options were awarded under the 1998 Long-Term Incentive Plan.

Option Exercises and Stock Vested in 2006

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting	Value Realized on Vesting ($)
(a)	(b)	(c) (1)	(d)	(e)
J. Don Brock	73,678	1,751,685	--	--
F. McKamy Hall	44,196	678,864	--	--
J. Neal Ferry	--	--	--	--
Albert E. Guth	10,000	218,750	--	--
W. Norman Smith	60,000	1,209,300	--	--

(1)  Reflects the market price of our common stock on the date of exercise, minus the exercise price of the stock options.

Nonqualified Deferred Compensation

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(3)
(a)	(b)	(c)	(d)	(e)	(f)
Mr. Brock	--	63,190	102,618	--	1,211,814
Mr. Hall	--	23,568	39,832	--	485,202
Mr. Ferry	--	43,325	4,580	--	81,352
Mr. Guth	--	24,695	67,666	--	532,627
Mr. Smith	--	32,277	54,087	--	619,156

(1) Annual company contributions are made to the accounts of the named executive officers and equal 10% of the participant's total compensation. These amounts are reflected in the Summary Compensation Table in the "All Other Compensation Column."

(2) Aggregate amount credited to participant accounts during 2006. Interest and other earnings on investments are equal to market returns based on the investment elections of the individual participant. SERP participants have investment elections including money market funds, mutual funds, and Company common stock. All investment elections provide market returns and there were no preferential or above-market earnings that would be required to be included in the Summary Compensation Table in the "Change in Pension Value and Nonqualified Deferred Compensation Earnings" column.

(3) Plan participants are fully vested in contributions made to the plan and are entitled to receive the entire value of their plan in cash upon the termination of their employment, or at the election of the participant, in equal annual installments over a period not to exceed ten years from the date of termination of employment.

Potential Payments upon Termination or Change of Control

As a matter of business philosophy, the Company generally does not enter into employment agreements or severance agreements with the Company's senior executive officers. The employment agreement the Company did enter into with J. Neal Ferry, our Chief Executive Officer and Group Vice President, Aggregate and Mining, expired on December 31, 2006. In the event of a termination without cause or resignation without good reason, or a change in control of the Company, the Company would consider at that time based on the circumstances whether to enter into any arrangements providing for payments to our named executive officers.

Under our 2006 Incentive Plan, our performance share awards vest and become fully-exercisable, either immediately or at the end of the year in which the termination occurs in the event of the death or retirement of the individual. In addition, in the event of a change in control where the surviving entity does not assume or otherwise equitably convert the awards, our performance share awards vest and become fully exercisable as of the end of the month immediately preceding the change in control. In addition, our Compensation Committee has the discretion to fully vest awards under the 2006 Incentive Plan upon termination of employment or a change in control, even if such events do not automatically trigger vesting under the plan.

Under our 1998 Long-Term Incentive Plan, all options or stock awards outstanding vest and become fully-exercisable upon the participant's death or disability. In the event of a change in control, these options and stock awards vest and become fully exercisable. In addition, our Compensation Committee has the discretion to fully vest awards under the 1998 Long-Term Incentive Plan upon events which they believe may lead to a change in control, even if such events do not automatically trigger vesting under the plan.

The performance share awards under our 2006 Incentive Plan were granted in March 2007. Assuming such awards had been granted as of December 31, 2006, that the target levels of performance had been met, and that any of the following events occurred as of December 31, 2006, the individual amounts that would be received based upon the fair market value of Astec stock on December 31, 2006 by our named executive officers upon acceleration of such awards are set forth below:

	Accelerated performance share awards vesting upon death, disability, retirement or change in control
Name	(#)	($)
J. Don Brock	8,400	294,840
F. McKamy Hall	1,000	35,100
J. Neal Ferry	5,200	182,520
Albert E. Guth	--	--
W. Norman Smith	3,100	108,810

All options that have been granted to our named executive officers under our 1998-Long-Term Incentive Plan have fully vested, and therefore our named executive officers would receive no benefit from these provisions in the event of death, disability or a change in control of the Company.

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
(a)(1)	(b)(2)	(c) (3)	(d) (3)	(e)	(f)	(g)(4)	(h)
Phillip E. Casey	19,000	--	--	--	--	28,000	47,000
Daniel K. Frierson	9,500	--	--	--	--	28,000	37,500
William D. Gehl	17,500	--	--	--	--	28,000	45,500
Ronald F. Green	14,500	28,000	--	--	--	--	42,500
R. Douglas Moffat(5)	4,000	14,000	--	--	--	--	18,000
William B. Sansom	21,000	--	--	--	--	--	49,000
Glen E. Tellock(5)	11,500	21,000	--	--	--	--	32,500

(1) Mr. Brock and Mr. Guth, two of our named executive officers, and Mr. Stafford, an executive officer for 2006 who is not a named executive officer, served as directors of the Company during 2006 but are excluded from this section since they received no compensation as directors of the Company. Mr. Guth retired from his executive position effective December 31, 2006 and will retire from our Board of Directors in May 2007.

(2) These fees consist of attendance fees for the various Board and Committee meetings attended.

(3) These payments represent the payment of the Director's annual retainer in the form of stock or options. The amounts in this column represent the proportionate amount of the total fair value of stock and option awards recognized by the Company in 2006 for financial accounting purposes. The amounts included in the table for each award include the amount recorded as expense in our income statement for 2006. The fair values of these awards and the amounts expensed in 2006 were determined in accordance with FAS 123R. The assumptions used in determining the grant date fair values of these option awards are set forth in the footnotes to the Company's financial statements for the 2006, which are included in our Annual Reports on Form 10-K for 2006, filed with the Securities Exchange Commission. The awards for which expense is shown in this table include the awards described below, which were granted in 2006.

(4) These payments represent the payment of the Director's annual retainer in the form of deferred stock.

(5) Mr. Moffat served as a member of our Board of Directors until April 2006. Mr. Tellock joined our Board of Directors in April 2006 to fill the vacancy resulting from the resignation of Mr. Moffat.

The following table shows the options awarded to each director during 2006, and the aggregate grant date fair value for each award.

Name	Grant Date	All Stock Awards: Number of Options (#)	Full Grant Date Fair Value of Award ($)
Mr. Sansom	3/16/06	374	7,000
Mr. Sansom	4/28/06	323	7,000
Mr. Sansom	7/28/06	614	7,000
Mr. Sansom	11/17/06	375	7,000

The following table shows the aggregate numbers of options held by each director as of December 31, 2006:

Director	Options
Mr. Casey	--
Mr. Frierson	3,266
Mr. Gehl	--
Mr. Green	2,063
Mr. Sansom	13,721
Mr. Tellock	--

Director Compensation Plan

Our director compensation plan provides for both cash and equity compensation for our non-employee directors. The principal features of the director compensation plan as in effect for 2006 are described below. We review director compensation on an annual basis.

Annual Retainers. All non-employee directors receive an annual board retainer fee of $28,000 which they can individually elect to receive in the form of cash, stock, deferred stock or stock options each year. In addition, the director compensation plan provides for the following supplemental annual retainers:

2006(1)
Audit Committee member	$4,000
Compensation Committee member	2,000
Nominating and Corporate Governance Committee member	2,000

(1)    These fees were paid to the appropriate directors in February 2007.

Meeting Fees. Our director compensation plan provides for meeting fees for non-employee directors as follows:

  $1,500 for each board meeting;

  $1,000 for each committee meeting attended; and

  $500 additional fee to the audit committee chairman for each audit committee meeting attended.

Equity Awards. In accordance with the Company's Non-Employee Directors Stock Incentive Plan, the Company's non-employee directors may elect to receive their annual retainer in the form of cash, shares of common stock, deferred stock or stock options. If the director elects to receive common stock, whether on a current or deferred basis, the number of shares to be received is determined by dividing the dollar value of the annual retainer by the fair market value of the common stock on the date the retainer is payable.

Non-employee directors may elect to defer the receipt of common stock received as payment of the annual retainer until the earlier of (i) his or her termination of service as a director, or (ii) another designated date at least three years after the date of such deferral election. If any dividends or other rights or distributions of any kind are distributed to stockholders prior to the non-employee director's receipt of his or her deferred shares, an amount equal to the cash value of such distribution will be credited to a deferred dividend account for the non-employee director. The deferred dividend account will provide the non-employee director with the right to receive additional shares of Common Stock having a fair market value as of the date of the dividend distribution equal to the cash value of the distributions.

Non-employee directors may also elect to receive stock options in payment of the annual retainer. If the director elects to receive stock options, the number of options to be received is determined by dividing the dollar value of the annual retainer by the Black-Scholes value of an option on the date the retainer is payable. The options will be fully exercisable on the date of grant.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

COMPENSATION COMMITTEE
William D. Gehl (Chairman)
Ronald F. Green
Phillip E. Casey

This Report of the Compensation Committee shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such acts.

REPORT OF THE AUDIT COMMITTEE

Decisions and recommendations regarding the financial reporting procedures of the Company are made by the Audit Committee of the Board of Directors, which during 2006 was comprised of Messrs. Casey, Gehl, Tellock, and Sansom. The following report is not subject to incorporation by reference in any filings made by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

We, as a committee of the Board of Directors, oversee the Company's financial reporting process on behalf of the Board of Directors. We operate under a written charter adopted by the Board of Directors on March 13, 2000, and amended and restated on each of October 24, 2002 and March 11, 2004. This report reviews the actions we have taken with regard to the Company's financial reporting process during 2006 and the Company's audited consolidated financial statements as of December 31, 2006 included in the Company's Annual Report on Form 10-K.

In March 2004, the Board designated us to also serve as the Company's Qualified Legal Compliance Committee ("QLCC") in accordance with SEC rules and regulations. In our capacity as the QLCC, we are responsible for handling reports of a material violation of the securities laws or a breach of a fiduciary duty by the Company, its officers, directors, employees, or agents. In our capacity as the QLCC, we have the authority and responsibility to inform the Company's Chief Executive Officer of any violations. We can determine whether an investigation is necessary and can take appropriate action to address these reports. If an investigation is deemed necessary or appropriate, we have the authority to notify the Board, initiate an investigation and retain outside experts.

We are composed solely of independent directors, as that term is defined in Rule 4200(a)(15) by the Nasdaq Rules, and as independence for audit committee members is defined in the Nasdaq Rules. None of the committee members is or has been an officer or employee of the Company or any of its subsidiaries or has engaged in any business transaction or has any business or family relationship with the Company or any of its subsidiaries or affiliates. Our Chairman, Mr. Sansom, has been designated by the Board as our financial expert. Mr. Sansom is independent of management, as such term is used in item 7(d)(3)(iv) of Schedule 14A under the Securities Exchange Act of 1934, as amended.

The Company's management has the primary responsibility for the Company's financial statements and reporting process, including the systems of internal controls. The Company's outside auditors are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon. Our responsibility is to monitor and oversee these processes and to recommend annually to the Board of Directors the accountants to serve as the Company's outside auditors for the coming year.

We have implemented procedures to ensure that during the course of each fiscal year we devote the attention that we deem necessary or appropriate to fulfill our oversight responsibilities under our charter. To carry out our responsibilities, we met eight times during 2006.

In fulfilling our oversight responsibilities, we reviewed with management the audited financial statements to be included in the Company's Annual Report on Form 10-K for 2006, including a discussion of the quality (rather than just the acceptability) of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

On June 16, 2006, the Company, as approved by our committee, dismissed Grant Thornton LLP as the independent registered public accounting firm for the Company effective as of such date. We engaged Ernst & Young LLP as the Company's new independent registered public accounting firm effective June 15, 2006. Ernst & Young LLP was the Company's independent registered public accounting firm prior to the engagement of Grant Thornton LLP on September 10, 2004.

We reviewed with each of the Company's outside auditors during 2006, Grant Thornton LLP and Ernst & Young LLP, as to their judgments about the quality (rather than just the acceptability) of the Company's accounting principles and such other matters as are required to be discussed with us under Statement on Auditing Standards No. 61, Communication with Audit Committees, with respect to the time such auditor was performing services for the Company. In addition, we discussed with Grant Thornton LLP and Ernst & Young LLP their independence from management and the Company, including the matters in the written disclosures required of Grant Thornton LLP and Ernst & Young LLP by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, with respect to the time such auditor was performing services for the Company. We also considered whether the provision of services during 2006 by Grant Thornton LLP and Ernst & Young LLP that were unrelated to their audit of the financial statements referred to above and to their reviews of the Company's interim financial statements during 2006 was compatible with maintaining Grant Thornton LLP and Ernst & Young LLP's independence with respect to the time such auditor was performing services for the Company.

Additionally, we discussed with the Company's internal and independent auditors the overall scope and plan for their respective audits. We met with the outside auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls and the overall quality of the Company's financial reporting.

In reliance on the reviews and discussions referred to above, we recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for 2006 for filing with the Securities and Exchange Commission.

Audit Committee
William B. Sansom, Chairman
Phillip E. Casey
William D. Gehl
Glen E. Tellock

March 7, 2007

TRANSACTIONS WITH RELATED PERSONS

The Company recognizes that transactions between the Company and any of its related persons (as such term is defined in Item 404(a) of Regulation S-K) can present potential or actual conflicts of interest or create the appearance that Company decisions are based on considerations other than the best interests of the Company and its shareholders. Therefore, as a general matter, it is the Company's preference to avoid such transactions. Nevertheless, the Company recognizes that there are situations where such transactions may be in, or may not be inconsistent with, the best interests of the Company. Therefore, the Company has adopted a written policy with respect to related person transactions which requires either the Company's Audit Committee or the Company's Compensation Committee to review and, if appropriate, to approve or ratify any such transactions. Pursuant to the Company's written policy, any transaction in which the Company is or will be a participant and the amount involved exceeds $120,000, and in which any of the Company's related persons had, has or will have a direct or indirect material interest, must be reviewed, and if appropriate, approved or ratified by either the Audit Committee or the Compensation Committee.

Benjamin G. Brock served as the Vice President of Sales for Astec, Inc., a wholly-owned subsidiary of the Company, since January 2003 and, since November 1, 2006, has served as the President of Astec, Inc. with compensation at market rates in excess of $120,000 per year. Mr. Brock is Dr. Don Brock's son. Thomas R. Campbell has served as Group Vice President of Mobile Asphalt Paving and Underground since 2001 with compensation at market rates in excess of $120,000 per year. Mr. Campbell and Dr. Don Brock are first cousins.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors, executive officers and persons who own beneficially more than 10% of the Company's Common Stock to file reports of ownership and changes in ownership of such stock with the Securities and Exchange Commission, and to furnish the Company with copies of all Section 16(a) forms they file. In addition, Item 405 of Regulation S-K requires the Company to identify in this Proxy Statement any person that may have failed to file a Section 16(a) form in a timely manner. Based solely upon information provided to the Company by each such person, the Company believes that its directors, executive officers and greater than 10% shareholders complied during fiscal 2006 with all applicable Section 16(a) filing requirements, except as hereinafter set forth. Benjamin G. Brock failed to timely file a Form 3 to report when he was promoted to an executive officer position with the Company on November 1, 2006. A Form 3 for Mr. Brock reflecting the above transaction has now been filed. Robert G. Stafford failed to timely file a Form 4 to report two exercises of derivative securities on November 21, 2006 and a disposition of securities also on November 21, 2006. William D. Gehl, on a quarterly basis from March 31, 2000 until April 27, 2006 for a total of twenty-six transactions, and Phillip E. Casey, on a quarterly basis from March 16, 2006 until April 27, 2006 for a total of two transactions, each failed to timely file a Form 4 to report issuances of deferred stock units acquired under the Company's 1998 Non-Employee Director Stock Incentive Plan as payment of a retainer for services as a director of the Company for such time periods. W. Norman Smith failed to timely file a Form 4 to report two separate dispositions of securities, one on May 5, 2006 and another on May 8, 2006. A Form 4 for each of the four above-listed individuals reflecting the above transactions has now been filed. Michael A. Bremmer inadvertently omitted certain of his outstanding stock options on his Form 3 filed on February 14, 2006. William D. Gehl inadvertently omitted a portion of his shares that were issued to him in 1999 as payment of a retainer for services as a director of the Company. A Form 5 for each of the two above-listed individuals reflecting the above transactions has now been filed.

AUDIT MATTERS

Change in Independent Registered Public Accounting Firm

Grant Thornton LLP served as the Company's independent registered public accounting firm until June 16, 2006, on which date the Company, as approved by the Audit Committee, dismissed Grant Thornton LLP as the independent registered public accounting firm for the Company effective as of such date. The reports of Grant Thornton LLP on the Company's consolidated financial statements for the fiscal years ended December 31, 2004 and 2005 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles, except that Grant Thornton LLP issued a disclaimer of opinion on both management's assessment of the effectiveness of the Company's internal control over financial reporting and the effectiveness of the Company's internal controls over financial reporting as of December 31, 2005. During the fiscal years ended December 31, 2004 and 2005, and the subsequent interim period from January 1, 2006 through June 15, 2006, the Company had no disagreements with Grant Thornton LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Grant Thornton LLP, would have caused Grant Thornton LLP to make reference to the subject matter of the disagreements in connection with its report on the consolidated financial statements for such periods. During the fiscal years ended December 31, 2004 and 2005, and the subsequent interim period from January 1, 2006 through June 15, 2006, the Company did not consult with Grant Thornton LLP regarding any event identified in Item 304(a)(1)(v) of Regulation S-K.

On June 15, 2006, the Audit Committee engaged Ernst & Young LLP as the Company's new independent registered public accounting firm effective as of such date. Ernst & Young LLP served as the Company's independent registered public accounting firm from June 15, 2006 until December 31, 2006. Ernst & Young LLP is serving as the independent registered public accounting firm for the Company for the current calendar year. During the Company's fiscal years ended December 31, 2004 and 2005, and the subsequent interim period from January 1, 2006 through June 15, 2006, the Company did not consult Ernst & Young LLP regarding the application of accounting principles to a specific completed or contemplated transaction, or the type of audit opinion that might be rendered on the Company's financial statements nor did the Company consult Ernst & Young LLP regarding any matter that was the subject of a disagreement (as defined in Regulation S-K Item 304(a)(1)(iv)) or a reportable event (as described in Item 304(a)(1)(v) of Regulation S-K).

During the fiscal years ended December 31, 2004 and 2005, and the subsequent interim period from January 1, 2006 through June 15, 2006, there were no reportable events (as defined in Regulation S-K Item 304(a)(1)(v)).

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Fees Paid to the Independent Registered Public Accounting Firm

The following tables present fees for professional audit services rendered by Ernst & Young LLP and Grant Thornton LLP for the audit of the Company's annual financial statements for the years ended December 31, 2005 and 2006, and fees billed for other services rendered by Ernst & Young LLP and Grant Thornton LLP during those periods.
Ernst & Young LLP	2006 (for the period between January 1, 2006 until June 15, 2006)	2005
Audit Fees1	$1,824,881	N/A
Audit-Related Fees2	--	N/A
Tax Fees3	$99,175	$304,199
All Other Fees	--	$21,2504
Total:	$1,924,056	$325,449

___________________

Grant Thornton LLP	2006 (for the period between January 1, 2006 until June 15, 2006)	2005
Audit Fees1	$531,189	$1,418,500
Audit-Related Fees2	$25,500	$22,000
Tax Fees3	$9,427	--
All Other Fees	--	--
Total:	$566,116	$1,440,500

___________________

1 Audit Fees consisted of professional services performed for the audit of the Company's annual financial statements and the required review of financial statements included in the Company's Form 10-Q filings, as well as fees for subsidiary audits.

2 Audit-Related Fees consisted of audits of financial statements of employee benefit plans and accounting assistance.

3 Tax Fees consisted of fees for tax compliance and tax consulting services.

4 All Other Fees paid to Ernst & Young LLP in 2005 consisted of fees for work related to allowing Grant Thornton to review their previous years' work papers and an earnings and profits study at one of the Company's subsidiaries.

Audit Fee Approval

The percentage of fees paid to Ernst & Young LLP for audit fees, audit-related fees and tax fees that were approved by the Company's Audit Committee was 100% in fiscal 2006.

The percentage of fees paid to Grant Thornton LLP for audit fees, audit-related fees and tax fees that were approved by the Company's Audit Committee was 100% in fiscal 2005 and in fiscal 2006.

Audit Committee Pre-Approval Policy

Since October 24, 2002, the Company's Audit Committee has approved all fees for audit and non-audit services of the Company's independent registered public accounting firm prior to engagement. It is the policy of the Audit Committee, as set forth in the Audit Committee Charter, to pre-approve, to the extent required by applicable law, all audit and non-audit services provided to the Company by its independent registered public accounting firm. In accordance with applicable law, the Audit Committee may delegate to one or more designated members of the Audit Committee the authority to grant the required pre-approvals, provided that the decisions of any member(s) to whom such authority is delegated to pre-approve an activity shall be presented to the full Audit Committee at its next regularly scheduled meeting. The Audit Committee has delegated to each of its members the authority to grant the required pre-approvals for any engagement that does not exceed twenty-five thousand dollars ($25,000).

Audit Committee Review

The Company's Audit Committee has reviewed the services rendered and the fees billed by Ernst & Young LLP and Grant Thornton LLP for the fiscal year ended December 31, 2006. The Audit Committee has determined that the services rendered and the fees billed last year that were not related to the audit of the Company's financial statements are compatible with the independence of Ernst & Young LLP and Grant Thornton LLP as the Company's independent registered public accounting firm.

SOLICITATION OF PROXIES

The costs of soliciting proxy appointments will be paid by the Company. In addition to solicitation by mail, officers of the Company may solicit proxy appointments by personal interview, and by telephone and telegraph, and may request brokers holding stock in their names, or the names of nominees, to forward proxy soliciting material to the beneficial owners of such stock and will reimburse such brokers for their reasonable expenses.

OTHER MATTERS

Management does not know of any other matters to be brought before the meeting other than those referred to above. If any matters which are not specifically set forth in the form of proxy appointment and this Proxy Statement properly come before the meeting, the persons appointed as proxies will vote thereon in accordance with their best judgment.

Whether or not you expect to be present at the meeting in person, you may vote your shares via a toll-free telephone number or via the internet or you may sign, date, and return promptly the enclosed proxy appointment card in the enclosed envelope. No postage is necessary if the proxy appointment card is mailed in the United States.

SHAREHOLDER PROPOSALS

Proposals of shareholders of the Company, made pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended, intended to be presented for consideration at the 2008 Annual Meeting of Shareholders of the Company must be received by the Company at its principal executive offices on or before November 23, 2007 in order to be included in the Company's Proxy Statement and Form of Proxy Appointment relating to the 2008 Annual Meeting of Shareholders.

Any other matter proposed by shareholders to be discussed at the 2008 Annual Meeting of Shareholders may be so discussed if (i) the proposal is received by the Company on or before February 6, 2008 and (ii) the Company in its sole discretion and in accordance with applicable law, approves discussion of the matter at the 2008 Annual Meeting of Shareholders. Any shareholder proposal not received prior to February 6, 2008 will be considered untimely and, if such proposal is nonetheless presented at the 2008 Annual Meeting of Shareholders, then the proxy holders will be able to vote your shares on any such proposal to the extent authorized by Rule 14a-4(c) under the Securities Exchange Act of 1934, as amended.

APPENDIX A

CHARTER OF THE

AUDIT COMMITTEE OF THE
BOARD OF DIRECTORS OF
ASTEC INDUSTRIES, INC.

As Amended and Restated on
March 11, 2004
(Initially Adopted March 14, 2000)

I. INTRODUCTION AND PURPOSE

There shall be a committee of the Board of Directors of Astec Industries, Inc. (the "Corporation") known as the Audit Committee (the "Committee"). The Committee is appointed by the Board of Directors to assist the Board in overseeing the accounting and financial reporting process of the Corporation and the audits of the Corporation's financial statements. The Committee's primary objectives are to:

  Serve as an independent party to assist the Board of Directors in overseeing the Corporation's financial reporting process and systems of internal controls regarding finance and accounting.

  Appoint and oversee the Corporation's independent auditors.

  Receive and address complaints relating to accounting, internal accounting controls and auditing matters.

  Provide an open avenue of communication among the independent auditors, financial and senior management, and the Board of Directors.

The Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, and it has direct access to the independent auditors as well as all books, records and personnel in the organization. The Committee has the ability to retain, at the Corporation's expense, outside legal, accounting, or other consultants or experts it deems necessary in the performance of its duties. Furthermore, the Corporation must provide for appropriate funding, as determined by the Committee, for payment of (i) compensation to any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Corporation, (ii) compensation to any advisors employed by the Committee and (iii) ordinary administrative expenses of the Committee that are necessary or appropriate to carry out its duties. The independent auditors shall report directly to the Committee and are ultimately accountable to the Committee and the Board of Directors.

The Committee's job is one of oversight and it recognizes that the Corporation's management is responsible for preparing the Corporation's financial statements and that the independent auditors are responsible for auditing those financial statements. Additionally, the Committee recognizes that financial management, as well as the independent auditors, have more time and more detailed information about the Corporation than do Committee members; consequently, in carrying out its oversight responsibilities, the Committee is not providing any expert or special assurance as to the Corporation's financial statements or any professional certification as to the independent auditors' work.

II. COMPOSITION

The Committee shall be comprised of three or more independent directors meeting the requirements of the Nasdaq National Market ("Nasdaq") listing standards and the rules of the Securities and Exchange Commission (the "SEC"). In addition, no member of the Committee may, other than in his or her capacity as a member of the Committee, the Board of Directors or any other Board committee, accept directly or indirectly any consulting, advisory or other compensatory fee from the Corporation or any subsidiary, nor may any member of the Committee be an affiliated person of the Corporation or any subsidiary. Furthermore, each member of the Committee must not have participated in the preparation of the financial statements of the Corporation or any current subsidiary of the Corporation at any time during the three years prior to appointment on the Committee.

All members of the Committee shall have a basic understanding of finance and accounting and be able to read and understand fundamental financial statements, and at least one member must have past employment experience in finance or accounting, a professional certification in accounting, or any other comparable experience or background, as required by the Nasdaq listing standards. In addition, the Committee shall have at least one member who is an "audit committee financial expert" as defined by the rules of the SEC.

The Board of Directors on the recommendation of the Nominating Committee shall appoint the members of the Committee. Unless a Chairperson is designated by the full Board, the members of the Committee may designate a Chairperson by majority vote of the full Committee membership. The Board of Directors may, at any time, remove one or more directors as members of the Committee.

III. MEETINGS

The Committee shall meet at least three times per year, but may meet more frequently as circumstances dictate. The Committee shall periodically meet privately in executive session with management and the independent auditors to discuss any matters that the Committee or each of these groups believe should be discussed. In addition, the Committee, or at least its Chairperson, should communicate quarterly with the independent auditors and management to review the Corporation's financial statements and significant findings based upon the independent auditors' limited review procedures.

  AUTHORITY AND RESPONSIBILITIES

The Committee shall discharge its responsibilities, in addition to those responsibilities enumerated below, as it deems prudent. The Committee shall:

  Directly appoint, retain, compensate, evaluate and oversee the Corporation's independent auditors. The Committee shall ensure the regular rotation of the lead audit partner of the independent auditors and establish clear hiring policies for current or former employees of the independent auditors.

  Receive from the independent auditors a formal written statement delineating all relationships between the auditor and the Corporation, consistent with Independence Standards Board Standard 1. The Committee shall engage in a dialogue with the independent auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the auditor. Furthermore, the Committee shall take, or recommend that the full Board of Directors take, appropriate action to oversee the independence of the independent auditors.

  Annually obtain and review a report from the independent auditors, which shall be delivered prior to and within 90 days of the filing of the audit report with the SEC, which sets forth (a) all critical accounting policies and practices of the Corporation, (b) all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management officials of the Corporation, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditors, and (c) other material written communications between the independent auditors and management, including differences of opinion, if any, between the independent auditors and management.

  Oversee the resolution of any disagreements between management and the independent auditors regarding financial reporting, and consult privately with the independent auditors about those matters required to be discussed by Statement on Auditing Standards No. 61.

  Pre-approve, to the extent required by applicable law, all audit and non-audit engagements and the related fees and terms with the independent auditors. In accordance with applicable law, the Committee may delegate this pre-approval authority to one or more designated members of the Committee; provided, that any such decision made pursuant to the foregoing delegation of authority shall be presented to the Committee at its next regularly scheduled meeting. The Committee shall disclose its pre-approval policies and procedures for any audit and non-audit services. Furthermore, the Committee's approval of any non-audit service by the independent auditor shall be disclosed in the Corporation's periodic reports.

  Review, or the Chairperson of the Committee shall review, with management and the independent auditors the Corporation's unaudited quarterly financial statements prior to their filing or distribution. The Committee shall discuss with management and the independent auditors the audited financial statements and make a recommendation to management as to whether such audited financial statements should be included in the Corporation's Annual Report on Form 10-K for the last fiscal year to be filed with the SEC.

  Annually prepare a report to stockholders as required by the Corporation for inclusion in the Corporation's proxy statement for its annual meeting of stockholders.

  Consider in consultation with management, the independent auditors, and the internal auditors, the integrity of the Corporation's financial reporting processes and review and assess the adequacy of internal accounting procedures and controls.

  Discuss with management all significant deficiencies in the design or operation of internal controls which could adversely affect the Corporation's ability to record, process, summarize and report financial data and any fraud, whether or not material, that involves management or other employees who have a significant role in the Corporation's internal controls.

  Review and approve any related party transactions (as defined by the Nasdaq listing standards) involving the Corporation.

  When appropriate, form and delegate authority to subcommittees or individual members of the Committee.

  Establish and maintain procedures for (i) the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls or auditing matters, and (ii) the confidential anonymous submission by employees of the Corporation of concerns regarding questionable accounting or auditing matters.

  At least annually, review and reassess the adequacy of this Charter and evaluate the performance of the Committee and report the results thereof to the Board of Directors.

  Perform any other activities consistent with this Charter, the Corporation's Bylaws and governing law, as the Committee or the Board deems necessary or appropriate.

Neither the scope of this Charter, the detail of activities contained herein nor the service of a Board member on the Committee shall operate to expand or enhance the degree of care or diminish any protections or limitation of liability otherwise applicable to the duties of a member of the Board of Directors under Tennessee law. Consistent with the Tennessee General Corporation Act, each member of the Committee shall, in the performance of such member's duties, be fully protected in relying in good faith upon the records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of the Corporation's officers or employees, or committees of the Board of Directors or by any other person as to matters the member reasonably believes are within such other person's professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation.

V. QUALIFIED LEGAL COMPLIANCE COMMITTEE

The Committee shall also serve as the Company's Qualified Legal Compliance Committee in accordance with the Qualified Legal Compliance Committee Charter.